Calculation of Filing Fee Tables
S-8
ASURE SOFTWARE INC
Table 1: Newly Registered Securities
	Security Type	Security Class Title	Fee Calculation Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
1	Equity	Common Stock, par value $0.01 per share	Other	2,650,000	$ 10.31	$ 27,321,500.00	0.0001531	$ 4,182.92
Total Offering Amounts:						$ 27,321,500.00		$ 4,182.92
Total Fee Offsets:								$ 0.00
Net Fee Due:								$ 4,182.92
Offering Note
[1]	Covers 2,650,000 shares of common stock, par value $0.01 per share (the "Common Stock"), of Asure Software, Inc. (the "Registrant"), issuable under the Asure Software, Inc. 2018 Incentive Award Plan, as amended, and the Asure Software, Inc. Employee Stock Purchase Plan, as amended. This registration statement also covers an indeterminate number of shares of the Registrant's Common Stock that may be issued upon stock splits, stock dividends, recapitalization or similar transactions in accordance with Rule 416 of the Securities Act of 1933, as amended (the "Securities Act"). The proposed maximum offering price per share and the proposed maximum aggregate offering price were estimated solely for purposes of calculating the registration fee, based on the average of the high and low prices for the Common Stock as quoted on The Nasdaq Capital Market on July 29, 2025, in accordance with Rule 457(c) and Rule 457(h) under the Securities Act.